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                                                                     EXHIBIT 5.1

                                                                         2012/03

                                                               December 18, 2003


Telesp Celular Participacoes S.A.
Avenida Roque Petroni Junior, 1.464, 6 andar
Sao Paulo, SP, Brazil

Ladies and Gentlemen,


We have acted as Brazilian counsel to Telesp Celular Participacoes S.A. ("TCP") in connection with a proposed merger of 100% of the shares of Tele Centro Oeste Celular Participacoes S.A. ("TCO") ("Merger of Shares") and the related filing by TCP on December 18, 2003 of Amendment No. 1 to its Registration Statement on Form F-4 ("TCP Form F-4") with the US Securities and Exchange Commission in connection with the issuance of shares by TCP under the Merger of Shares.

We hereby confirm that after the approval of the Merger of Shares by the special shareholders' meetings of TCO and TCP, the registration of the minutes of such meetings with the competent Brazilian board of trades and the publication of such minutes as required under Brazilian law, the shares to be issued by TCP under the Merger of Shares will be validly issued, fully paid in and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the TCP Form F-4 and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference of our name under the caption "Legal Matters" (Part Eight) of the TCP Form F-4.

                                   Very truly yours,


                 /s/ Machado, Meyer, Sendacz e Opice Advogados